Exhibit 99.1

February 10, 2010

Mr. Hojabr Alimi, Chairman
Oculus Innovative Sciences, Inc.
1129 N. McDowell Blvd.
Petaluma, CA 94954

To the Chairman and Board of Directors of Oculus Innovative Sciences, Inc.:

Please accept this as my letter of resignation from the Board of Directors effective February 10, 2010.  While I have enjoyed serving as a Director of the Company, I find I need more time to pursue my other interests and opportunities.  I wish you well in the future.

Respectfully,

/s/ Robert Burlingame
Robert Burlingame